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                                                                    Exhibit 23.3

                          Independent Auditors' Consent

The Board of Directors
Teltech Resource Network Corporation:

We consent to the use of our report dated March 3, 2000, except for note 15, which is as of March 6, 2000, with respect to the balance sheets of Teltech Resource Network Corporation (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended, which report appears in the Form F-4 of Sopheon plc and to the reference to our firm under the heading "Experts" in the Form F-4.

Our report contains an emphasis paragraph that states that the Company was obligated to offer to redeem one-half of the redeemable convertible preferred stock on August 31, 1999 and to offer to redeem all shares each succeeding August 31 through 2004. The Company has been advised by outside legal counsel that under Minnesota law, it is not currently obligated to make such an offer as management believes sufficient funds are not available to make such a redemption at this time.

                                                             /s/ KPMG LLP

                                                             KPMG LLP

Minneapolis, Minnesota
August 21, 2000